FOR IMMEDIATE RELEASE
MAY 21, 1998
                                 CONTACT: MARC ROWLAND, CHIEF FINANCIAL OFFICER
                                                       (405) 848-8000, EXT. 232

                                                TOM PRICE, JR., VICE PRESIDENT-
                                                          CORPORATE DEVELOPMENT
                                                       (405) 848-8000, EXT. 257

               CHESAPEAKE ENERGY CORPORATION ANNOUNCES SIGNIFICANT
                 POSITIVE DEVELOPMENT IN UPRC PATENT LITIGATION

OKLAHOMA CITY, OKLAHOMA, MAY 21, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) announced a significant positive development in its litigation with Union Pacific Resources Company ("UPRC") concerning Chesapeake's alleged misuse of certain horizontal drillbit steering technology. On May 20, 1998, the United States District Court for the Northern District of Texas in Fort Worth entered two orders in Case No. 96-CV-726-Y granting Chesapeake summary judgment on several important issues. Specifically, the Court ruled as a matter of law that UPRC's tort claims for misappropriation of trade secrets and tortious interference with contract are barred by the statue of limitations. Further, the Court found that UPRC's claim for inducement to infringe its log correlation patent is barred as to any wells drilled prior to August 14, 1995. The Court found that there is "no evidence that Chesapeake had any knowledge of the allegedly infringed patent prior to August 14, 1995." With these rulings, the only remaining issues in the case involve the validity, potential infringement, and value of UPRC's patent, if any. Chesapeake intends to continue its vigorous defense against UPRC's remaining claims, which the company believes are without merit.

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Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on exploratory and developmental drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada. The company's Internet address is http://www.chesapeake-energy.com.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including the report filed on Form 10-K for the six-month transition period ended December 31, 1997.